Exhibit 4.4

SIXTH AMENDED AND RESTATED
CONTINUOUS COMPUTING CORPORATION
1998 STOCK INCENTIVE PLAN
The Board of Directors of Continuous Computing Corporation (the “Company”) adopted this Sixth Amended and Restated 1998 Stock Incentive Plan on January 4th, 2007, and the stockholders of the Company approved and ratified the amendment and restatement of the 1998 Stock Incentive Plan on January 25, 2007.
1.PURPOSE

The purpose of this Sixth Amended and Restated 1998 Stock Incentive Plan (the “Plan”) is to further the interests of the Company by strengthening the desire of Employees, consultants and advisors to continue their employment with the Company and by securing other benefits for the Company through stock options to be granted hereunder. Options granted under the Plan are either options intending to qualify as “incentive stock options” within the meaning of Section 422 of the Code or non-qualified stock options.
2.DEFINITIONS

Whenever used herein the following terms shall have the following meanings, respectively:
(a)“Act” shall mean the Securities Act of 1933, as amended.

(b)“Board” shall mean the Board of Directors of the Company.

(c)“Code” shall mean the Internal Revenue Code of 1986, as amended.

(d)“Committee” shall mean the Compensation Committee appointed by the Board, or if no committee has been appointed, reference to “Committee” shall be deemed to refer to the Board.

(e)“Common Stock” shall mean the Company's Common Stock as described in the Company's Certificate of Incorporation.

(f)“Company” shall have the meaning set forth in the Preamble of the Plan.

(g)“Employee” shall mean in connection with Non-Qualified Options and the Company's Non-Qualified Stock Option Agreement (i) any director, officer, actual employee or independent contractor of the Company or any Subsidiary or Parent of the Company, (ii) any individual in an effort to induce said individual to become and remain an employee or independent contractor of the Company, or (iii) any other individual or entity the Committee may deem appropriate to receive a Non-Qualified Option (so long as the grant of the Non-Qualified Option furthers a specific Company purpose and the Committee deems it in the best interests of the Company to grant the Non-Qualified Option to said individual or entity). In connection with Incentive Options and the Company's Incentive Stock Option Agreement, the term “Employee” shall include only actual employees of the Company or of any Subsidiary or Parent of the Company.

(h)“Fair Market Value” shall mean the value of the Company's Common Stock determined as follows: (i) if the Company's Common Stock is publicly traded, the mean between the highest and lowest quoted selling prices of the Common Stock or, if not available, the mean between the bona fide bid and asked prices of the Common Stock; or (ii) in the absence of an established market for the Common Stock, the value as determined in good faith by the Committee as of the date of such determination.

(i)“Incentive Option” shall mean an Option granted under the Plan which is designated as and qualifies as an incentive stock option within the meaning of Section 422 of the Code.

(j)“Initial Public Offering” shall mean a firm commitment underwritten public offering pursuant to an effective registration statement under the Act covering the offer and sale of the Common Stock.

(k)“Non-Qualified Option” shall mean an Option granted under the Plan which is designated as a non-qualified stock option and which does not qualify as an incentive stock option within the meaning of Section 422 of the Code.

(l)“Option” shall mean an Incentive Option, as defined in Section 2(i) hereof, or a Non-Qualified Option, as defined in Section 2(k) hereof.

(m)“Optionee” shall mean any Employee who has been granted an Incentive Option to purchase shares of Common Stock under the Plan and any person (including an Employee) who has been granted a Non-Qualified Option under the Plan.

(n)“Parent” shall have the meaning set forth in Section 424(e) of the Code.

(o)“Permanent Disability” shall mean termination of employment with the Company or with the consent of the Company by reason of permanent and total disability within the meaning of Section 22(e)(3) of the Code.

(p)“Plan” shall have the meaning set forth in Section 1 hereto.

(q)“Subsidiary” shall have the meaning set forth in Section 424(f) of the Code.

3.ADMINISTRATION

(a)The Plan shall be administered either (i) by the Board, or (ii) in the discretion of the Board, by a Committee appointed by the Board. The Board may from time to time appoint members of the Committee in substitution for or in addition to members previously appointed and may fill vacancies.

(b)Any action of the Committee with respect to the administration of the Plan shall be taken by majority vote or by written consent of a majority of its members.

(c)Subject to the provisions of the Plan, the Committee or the Board shall have the authority to construe and interpret the Plan, to define the terms used therein, to determine the time or times an Option may be exercised and the number of shares which may be exercised at any one time, to prescribe, amend and rescind rules and regulations relating to the Plan, to approve and determine the duration of leaves of absence which may be granted to participants without constituting a termination of their employment for purposes of the Plan, and to make all other determinations necessary or advisable for the administration of the Plan. All determinations and interpretations made by the Committee shall be conclusive and binding on all Employees and on their guardians, legal representatives and beneficiaries.

(d)The Company will indemnify and hold harmless the members of the Board and the Committee from and against any and all liabilities, costs and expenses incurred by such persons as a result of any act, or omission to act, in connection with the performance of such persons' duties, responsibilities and obligations under the Plan, other than such liabilities, costs and expenses as may result from the negligence, gross negligence, bad faith, willful misconduct and/or criminal acts of such person.

(e)The Company will provide financial information to the Optionees on the same basis as the Company provides such information to its shareholders, which in any event shall include dissemination of the Company's financial statements at least annually.

4.NUMBER OF SHARES SUBJECT TO PLAN

The stock to be offered under the Plan shall consist of up to 14,000,000 shares of Common Stock. If any Option granted hereunder shall expire or terminate for any reason without having been exercised in full, the unpurchased shares subject thereto shall again be available for purposes of this Plan.
5.ELIGIBILITY AND PARTICIPATION

(a)The Committee shall determine the Employees to whom Options shall be granted, the time or times at which such Options shall be granted and the number of shares to be subject to each Option. An Employee who has been granted an Option may, if he or she is otherwise eligible, be granted an additional Option or Options if the Committee shall so determine. An Employee may be granted Incentive Options or Non-Qualified Options or both under the Plan; provided, however, that the grant of Incentive Options and Non-Qualified Options to an Employee shall be the grant of separate Options and each Incentive Option and each Non-Qualified Option shall be specifically designated as such.

(b)In no event shall an Employee be granted in any calendar year, under the Plan and all other plans of the Company and any Subsidiary or Parent of the Company, Incentive Options that are first exercisable during any one calendar year for stock with an aggregate Fair Market Value (determined as of the time the option was granted) in excess of $100,000.

6.PURCHASE PRICE

The purchase price of each share covered by the Plan shall be determined by the Committee subject to the following:
(a)The purchase price of each share covered by each Incentive Option shall not be less than 100% of the Fair Market Value of the Common Stock of the Company on the date the Incentive Option is granted; provided, however, that if at the time an Incentive Option is granted the Optionee owns or would be considered to own by reason of Section 424(d) of the Code more than 10% of the total combined voting power of all classes of stock of the Company or any Subsidiary or Parent of the Company, the purchase price of the shares covered by such Incentive Option shall not be less than 110% of the Fair Market Value of the Common Stock on the date the Incentive Option is granted.

(b)The purchase price of each share covered by each Non-Qualified Option shall not be less than 85% of the Fair Market Value of the Common Stock of the Company on the date the Non-Qualified Option is granted; provided, however, that if the Optionee owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any Subsidiary or Parent of the Company, the purchase price of the shares covered by such Non-Qualified Option shall not be less than 110% of the Fair Market Value of the Common Stock on the date the Non-Qualified Option is granted.

7.DURATION OF OPTIONS

The expiration date of each Option and all rights thereunder shall be determined by the Committee. In the event the Committee does not specify the expiration date of the Option, the expiration date shall be 10 years from the date on which the Option is granted, and shall be subject to earlier termination as provided herein; provided, however, that if at the time an Incentive Option is granted the Optionee owns or would be considered to own by reason of Section 424(d) of the Code more than 10% of the total combined voting power of all classes of stock of the Company or any Subsidiary or Parent of the Company, such Incentive Option shall expire 5 years from the date the Incentive Option is granted unless the Committee selects an earlier date.
8.EXERCISE OF OPTIONS

Unless a more rapid exercise rate is specified by the Committee, Options shall be exercisable at a rate of 25% per year over four (4) years from the date of grant of such Options. Notwithstanding the foregoing, at no time will Options be exercisable at a rate of less than 20% per year over five (5) years.

An Optionee may purchase less than the total number of shares for which the Option is exercisable, provided that a partial exercise of an Option may not be for less than 10 shares, unless the exercise is during the final year of the Option, and shall not include any fractional shares. As a condition to the exercise, in whole or in part, of any Option, the Committee may in its sole discretion require the Optionee to pay, in addition to the purchase price of the shares covered by the Option, an amount equal to any federal, state and local taxes that the Committee has determined are required to be paid in connection with the exercise of such Option in order to enable the Company to claim a deduction or otherwise. Furthermore, if any Optionee disposes of any shares of stock acquired by exercise of an Incentive Option prior to the expiration of either of the holding periods specified in Section 422(a)(1) of the Code, the Optionee shall pay to the Company, or the Company shall have the right to withhold from any payments to be made to the Optionee, an amount equal to any federal, state and local taxes the Committee has determined are required to be paid in connection with the exercise of such Option, in order to enable the Company to claim a deduction or otherwise.
9.METHOD OF EXERCISE

(a)To the extent that the right to purchase shares has accrued, Options may be exercised from time to time by giving written notice to the Company stating the number of shares with respect to which the Option is being exercised, accompanied by payment in full, by cash or by certified or cashier's check payable to the order of the Company or the equivalent thereof acceptable to the Company, of the purchase price for the number of shares being purchased and, if applicable, any federal, state or local taxes required to be paid in accordance with the provisions of Section 8 hereof. The Company shall issue a separate certificate or certificates with respect to each Option exercised by an Optionee.

(b)In the Committee's discretion, payment of the purchase price for the shares with respect to which the Option is being exercised may be made in whole or in part with shares of Common Stock of the Company. If payment is made with shares of Common Stock, the Optionee, or other person entitled to exercise the Option, shall deliver to the Company certificates representing the number of shares of Common Stock in payment for the shares being purchased, duly endorsed for transfer to the Company. If requested by the Committee, prior to the acceptance of such certificates in payment for such shares, the Optionee, or any other person entitled to exercise the Option, shall supply the Committee with a representation and warranty in writing that he or she has good and marketable title to the shares represented by the certificate(s), free and clear of all liens and encumbrances. The value of the shares of Common Stock tendered in payment for the shares being purchased shall be their Fair Market Value on the date of the Optionee's exercise.

(c)Notwithstanding the foregoing, the Company shall have the right to postpone the time of delivery of the shares for such period as may be required for it to comply, with reasonable diligence, with any applicable listing requirements of any national securities exchange or any federal, state or local law. If an Optionee, or other person entitled to exercise an Option, fails to accept delivery of or fails to pay for all or any portion of the shares requested in the notice of exercise, upon tender of delivery thereof, the Committee shall have the right to terminate his or her Option with respect to such shares.

(d)The Company may make loans to Optionees as the Committee, in its discretion, may determine in connection with the exercise of outstanding Options granted under the Plan. Such loans shall (i) be evidenced by promissory notes entered into by the holders in favor of the Company; (ii) be subject to the terms and conditions set forth in this subsection (d) and such other terms and conditions, not inconsistent with the Plan, as the Committee shall determine; and (iii) bear interest at such rate as the Committee shall determine. In no event may the principal amount of any such loan exceed the purchase price of the shares of Common Stock covered by the Option, or portion thereof, purchased by the Optionee. The initial term of the loan, the schedule of payments of principal and interest under the loan, the extent to which the loan is to be with or without recourse against the holder with respect to principal and applicable interest and the conditions upon which the loan will become payable in the event of the holder's termination of employment shall be determined by the Committee; provided, however, that the term of the loan, including extensions, shall not exceed ten (10) years. Unless the Committee determines otherwise, when a loan shall have been made, shares of Common Stock having a Fair Market Value as of the date of determination at least equal to the principal amount of the loan shall be pledged by the holder to the Company as security for payment of the unpaid balance of the loan and such pledge shall be evidenced by a security agreement, the terms of which shall be determined by the Committee, in its discretion; provided, however, that each loan shall comply with all applicable laws, regulations and rules of the Board of Governors of the Federal Reserve System and any other governmental agency having jurisdiction.

10.NON-TRANSFERABILITY OF OPTIONS

No Option granted under the Plan shall be assignable or transferable by the Optionee, either voluntarily or by operation of law, otherwise than by will or the laws of descent and distribution, and shall be exercisable during his or her lifetime only by the Optionee.
11.CONTINUANCE OF EMPLOYMENT

Nothing contained in the Plan or in any Option granted under the Plan shall confer upon any Optionee any rights with respect to the continuation of his or her employment by the Company or interfere in any way with the right of the Company at any time to terminate such employment or to increase or decrease the compensation of the Optionee from the rate in existence at the time of the grant of an Option.
12.TERMINATION OF EMPLOYMENT OTHER THAN BY DEATH OR PERMANENT DISABILITY

Except as the Committee may determine otherwise with respect to any Non-Qualified Options granted hereunder: If an Optionee ceases to be an Employee for any reason other than his or her death or Permanent Disability, any Options granted to him or her under the Plan shall terminate three (3) months from the date on which such Optionee terminates his or her employment (whether voluntarily or involuntarily) unless such Optionee has been rehired by the Company and is an Employee on such date. During such three (3) month period, the Optionee may exercise any Option granted to him or her but only to the extent such Option was exercisable on the date of termination of his or her employment and provided that such Option has not expired or otherwise terminated as provided herein. A leave of absence approved in writing by the Committee shall not be deemed a termination of employment for purposes of this Section, but no Option may be exercised during any such leave of absence, except during the first three (3) months thereof.
13.DEATH OR PERMANENT DISABILITY OF OPTIONEE

If an Optionee shall die at a time when he or she is employed by the Company or if the Optionee shall cease to be an Employee by reason of Permanent Disability, any Options granted to him or her under this Plan shall terminate one (1) year after the date of his or her death or termination of employment due to Permanent Disability unless by its terms it shall expire before such date or otherwise terminate as provided herein, and shall only be exercisable to the extent that it would have been exercisable on the date of his or her death or his or her retirement due to Permanent Disability. In the case of death, the Option may be exercised by the person or persons to whom the Optionee's rights under the Option shall pass by will or by the laws of descent and distribution.
14.STOCK PURCHASE NOT FOR DISTRIBUTION

Each Optionee shall, by accepting the grant of an Option under the Plan, represent and agree, for himself or herself and for his or her transferees by will or the laws of descent and distribution, that all shares of stock purchased upon exercise of the Option will be received and held without a view to distribution except as may be permitted by the Act, and the rules and regulations promulgated thereunder. After each notice of exercise of any portion of an Option, if requested by the Committee, the person entitled to exercise the Option must agree in writing that the shares of stock are being acquired in good faith without a view to distribution except as may be permitted by the Act and the rules and regulations promulgated thereunder.
15.PRIVILEGES OF STOCK OWNERSHIP

No person entitled to exercise any Option granted under the Plan shall have any of the rights or privileges of a shareholder of the Company with respect to any shares of Common Stock issuable upon exercise of such Option until such person has become the holder of record of such shares. No adjustment shall be made for dividends or distributions of rights in respect of such shares if the record date is prior to the date on which such person becomes the holder of record, except as provided in Section 16 hereof.
16.ADJUSTMENTS

(a)If the number of outstanding shares of Common Stock are increased or decreased, or if such shares are exchanged for a different number or kind of shares or securities of the Company, through reorganization, merger, reverse merger, recapitalization, reclassification, stock dividend, stock split, reverse split, combination of shares or other similar transaction, the aggregate number of shares of Common Stock subject to the Plan as provided in Section 4 hereof and the shares of Common Stock subject to issued and outstanding Options under the Plan shall be appropriately and proportionately adjusted by the Committee. Any such adjustment in the outstanding Options shall be made without change in the aggregate purchase price applicable to the unexercised portion of the Option but with an appropriate adjustment in the price for each share or other unit of any security covered by the Option.

(b)Notwithstanding the provisions of subsection (a) of this Section 16, and subject to any agreement to the contrary, upon the (i) dissolution or liquidation of the Company or (ii) upon any reorganization, merger or consolidation with one or more corporations as a result of which the Company is not the surviving corporation (or is the surviving corporation in a forward subsidiary merger), or upon a sale of substantially all the assets of the Company or of more than 50% of the then outstanding stock of the Company to another corporation or entity (such events under this subsection (ii) deemed a “Change in Control”), the Plan and each outstanding Option shall terminate; provided, however, that each Option, to the extent it has not been assumed, substituted or replaced by the surviving or acquiring corporation in accordance with all of the terms of subsection (c) immediately below shall become fully exercisable subject to the provisions of Sections 9(b) and (c) hereof within thirty (30) days before the effective date of such dissolution, liquidation or Change in Control;

(c)In the event of a Change in Control, in its sole and absolute discretion, the surviving or acquiring corporation may, but shall not be obligated to, either: (1) assume the Company's rights and obligations under all or part of each Option, (2) substitute for all or part of each Option a substantially equivalent option for the surviving or acquiring corporation's stock, (3) replace all or part of each Option with the right to receive cash, stock, or other property under such terms and provisions as shall be required substantially to preserve the rights and benefits of each such Option then outstanding under this Plan, as determined by the Board or the Committee, in its sole discretion, or (4) some combination of any of the foregoing.

(d)Adjustments under this Section 16 shall be made by the Committee, whose determination as to what adjustments shall be made, and the extent thereof, shall be final, binding and conclusive. No fractional shares of stock shall be issued under the Plan or in connection with any such adjustment.

(e)Change in Control. Subject to the approval of the Board or the Committee, an Option held by any Employee who is an actual employee of the Company or of any Subsidiary or Parent of the Company prior to the effective time of a Change in Control may be subject to additional acceleration of vesting and exercisability upon or after such event, or upon the Optionee's involuntary termination within a designated period of time before or after such event, as set forth in the Incentive Stock Option Agreement or Non-Qualified Stock Option Agreement, as applicable, for such Option, or as may be provided in any other written agreement between the Company (or any Subsidiary or Parent of the Company) and such Employee.

17.AMENDMENT AND TERMINATION OF PLAN

(a)The Board may from time to time, with respect to any shares at the time not subject to Options, suspend or terminate the Plan or amend or revise the terms of the Plan; provided that any amendment to the Plan shall be approved by a majority of the shareholders of the Company if the amendment would (i) materially increase the benefits accruing to participants under the Plan; (ii) increase the number of shares of Common Stock which may be issued under the Plan, except as permitted under the provisions of Section 16 hereof; or (iii) materially modify the requirements as to eligibility for participation in the Plan.

(b)No amendment, suspension or termination of the Plan shall, without the consent of the Optionee, impair any rights or obligations under any Option theretofore granted to such Optionee under the Plan.

(c)The Board and the Committee may at any time amend the terms of any one or more Options granted under the Plan. However, the terms and conditions of any Option granted to an Optionee under the Plan may be modified or amended in a manner that impairs any rights or obligations under any Option only by a written agreement executed by the Optionee and the Company. Additionally, if any amendment or modification of an Incentive Option would constitute a “modification, extension or renewal” within the meaning of Section 424(h) of the Code, such amendment shall be null and void unless the amendment contains an acknowledgment by the parties substantially in the following form: “The parties hereto recognize and agree that this amendment constitutes a modification, renewal or extension, within the meaning of Section 424(h) of the Code, of the option originally granted ________.”

18.EFFECTIVE DATE OF PLAN

This Plan shall become effective upon adoption by the Board and approval by the Company's shareholders; provided, however, that prior to approval of the Plan by the Company's shareholders, but after adoption by the Board, Options may be granted under the Plan subject to obtaining such shareholders' approval. Notwithstanding the foregoing, such shareholders' approval must occur no later than 12 months after the date of adoption of the Plan by the Board.
19.TERM OF PLAN

No Option shall be granted pursuant to the Plan after 10 years from the earlier of the date of adoption of the Plan by the Board or the date of approval of the Plan by the Company's shareholders.
20.RIGHT TO REPURCHASE AND RIGHT OF FIRST REFUSAL

Unless otherwise agreed to by the Committee, if an Optionee shall cease to be an Employee, the Company shall have the right, in its sole discretion, to repurchase all or any portion of the Common Stock purchased by the Optionee upon the exercise of an Option at the higher of the Fair Market Value or the Optionee's original purchase price within ninety (90) days of the date that such Employee's services with the Company ceased or terminated (or in the case of Options exercised after the date of termination, within ninety (90) days after the date of exercise). Any shares of Common Stock repurchased by the Company hereunder shall again be available for issuance under the Plan. Any repurchase shall be for cash or cancellation of purchase money indebtedness.
Unless otherwise agreed to by the Committee, the Company shall have the right of first refusal, exercisable in connection with any proposed sale, hypothecation or other disposition of the Common Stock purchased by the Optionee pursuant to an Option. In the event the holder of such shares desires to accept a bona fide third-party offer for any or all of such shares, the Common Stock shall first be offered to the Company upon the same terms and conditions as are set forth in the bona fide offer.
Each Option may provide, at the Committee's discretion, that the rights granted by this Section shall lapse and cease to have effect upon any of the following: (1) the first date on which the Common Stock is held of record by more than five hundred (500) persons, (2) determination by the Board that a public market exists for the outstanding shares of the Common Stock or (3) the consummation of an Initial Public Offering.
21.MARKET STAND-OFF

In connection with an Initial Public Offering or any subsequent underwritten public offering by the Company of its equity securities pursuant to an effective registration statement filed under the Act, an Optionee shall agree not to sell, make any short sale of, loan, hypothecate, pledge, grant any option for the repurchase of, or otherwise dispose or transfer for value or otherwise agree to engage in any of the foregoing transactions with respect to any Common Stock without the prior written consent of the Company or its underwriters, for such period of time from and after the effective date of such registration statement as may be requested by the Company or such underwriters, provided, however, that in no event shall such period exceed one hundred-eighty (180) days.
22.LEGENDS

All certificates for shares of Common Stock delivered under the Plan shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Common Stock is then listed and any applicable federal or state securities laws, or as may otherwise be appropriate to administer the Plan, and the Committee may cause a legend or legends to be placed on such certificates to evidence such restrictions.